Exhibit 99.2

Press Release	Source: Mobilepro Corp.

MobilePro Corp. Closes Acquisition of EXP Internet Services
Tuesday March 2, 8:59 am ET

Deal Expected To Add Nearly $1 MM In Revenue, Be Accretive To MobilePro 2004 Earnings

BETHESDA, Md., March 2 /PRNewswire-FirstCall/ — MobilePro Corp. (OTC Bulletin Board: MOBL — News) announced today the company has closed its previously announced acquisition of EXP Internet Services, an Internet services provider based in Beaumont, Texas.

MobilePro President and CEO Jay Wright said, “The acquisition of EXP Internet Services represents another significant step forward for MobilePro as we continue to build our telecommunications platform. EXP brings us both VOIP capability, which I believe to be the future of voice telecommunications, and a CLEC license, along with approximately $1 million in revenue. We expect this will be accretive to our 2004 earnings and will fit well with our recent acquisition of Nationwide Internet.”

In January, MobilePro acquired Nationwide Internet, a national Internet services provider based in Hurst, Texas and operating in 30 states. In February, MobilePro signed a letter of intent to acquire August.net, a Dallas, Texas-based Internet service provider (www.august.net). That deal, which is expected to be completed in April, is projected to add more than $1.5 million in annualized revenue and to be accretive to MobilePro’s 2004 earnings.

Founded in 1994, EXP Internet Services is one of the leading ISPs in southeast Texas. The company provides broadband and dial-up services, web hosting and VOIP telephone service.

An investment profile about MobilePro Corp. may be found online at www.hawkassociates.com/mobilepro/profile.htm. For more information on EXP Internet Services, please go to www.exp.net.

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the websites www.hawkassociates.com and www.hawkmicrocaps.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements, including the Company’s ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the Company to alter its present business strategy, the Company’s ability to attract management capable of implementing the Company’s existing or future business strategy and the risk factors set forth in the Company’s SB-2 registration statement. Results actually achieved may differ materially from expected results included in this statement as a result of these factors or others.